AMENDMENT NO. 1

TO

PARTICIPATION AGREEMENT

Amendment No. 1 effective March 12, 2014 to the Participation Agreement, dated August 6, 2010 (the “Agreement”) by and among AXA Equitable Life Insurance Company, Neuberger Berman Advisers Management Trust and Neuberger Berman Management LLC (collectively, the “Parties”).

The Parties hereby agree to amend the Agreement as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST		NEUBERGER BERMAN MANAGEMENT LLC

By:		By:
Name:	Brian Kerrane	Name:	Brian Kerrane
Title:	Vice President	Title:	Managing Director and COO

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Steven M. Joenk
Title:	Managing Director

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account	Policy Form Numbers of Contracts Funded by Separate Account
AXA Equitable Separate Account A	All Contracts
AXA Equitable Separate Account FP	All Contracts
AXA Equitable Separate Account I	All Contracts
AXA Equitable Separate Account 45	All Contracts
AXA Equitable Separate Account 49	All Contracts
AXA Equitable Separate Account 65	All Contracts
AXA Equitable Separate Account 66	All Contracts
AXA Equitable Separate Account 70	All Contracts
AXA Equitable Separate Account 206	All Contracts
AXA Equitable Separate Account 301	All Contracts

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